Exhibit 99.1

  WALTER INDUSTRIES ANNOUNCES COMPLETION OF MUELLER WATER PRODUCTS ACQUISITION

TAMPA, Fla., Oct. 3 /PRNewswire-FirstCall/ -- Walter Industries, Inc. (NYSE:
WLT) announced today that it has completed its acquisition of Mueller Water Products (Mueller), a leading supplier of flow control products for the water infrastructure industry.

"We are delighted to announce the closing of this strategic transaction for Walter Industries and our shareholders," said Company Chairman and CEO Gregory
E. Hyland. "The acquisition of Mueller, combined with U.S. Pipe, gives us meaningful scale in the water infrastructure market which we believe will continue to be a growth industry for many years to come."

The Company said it continues to expect the acquisition to be accretive by $0.20 to $0.24 per diluted share in the first full year after closing, excluding integration-related impacts and effects of purchase accounting. Integration benefits of $25 - $35 million are expected on a run-rate basis within the first 24 months and could be substantially higher as further production, purchasing and sales improvements are realized.

Walter Industries will provide fourth quarter earnings expectations, including expected earnings resulting from the Mueller transaction, when it reports its third quarter results on Oct. 26, 2005. These earnings expectations will include an estimate of the impact from purchase accounting adjustments and integration-related charges.

As part of the transaction, Walter Industries and Mueller Group entered into new credit facility agreements, arranged by Banc of America Securities, LLC and Morgan Stanley Senior Funding, Inc., consisting of:

* $675 million in senior secured credit facilities by Walter Industries, comprised of a $450 million term loan and a $225 million bank revolver.

* $1.195 billion in senior secured credit facilities by Mueller Group, comprised of a $1.05 billion term loan and a $145 million bank revolver.

The new term loans and initial draws from the revolvers were used to purchase Mueller, refinance outstanding bank debt and pay transaction expenses. Going forward, the balance of the revolvers will be used for general corporate purposes.

About Walter Industries

Walter Industries, Inc. is a diversified company with annual revenues of $2.5 billion. The Company is a leader in water infrastructure, flow control and water transmission products, with respected brand names such as Mueller, U.S. Pipe, James Jones, Hersey Meters, Henry Pratt and Anvil. The Company is also a significant producer of high-quality metallurgical coal and natural gas for worldwide markets and is a leader in affordable homebuilding and financing. Based in Tampa, Fla., the Company employs approximately 10,600 people. For more information about Walter Industries, please visit the Company Web site at http://www.walterind.com .

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Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, changes in customers' demand for the Company's products, changes in raw material, labor, equipment and transportation costs and availability, geologic and weather conditions, changes in extraction costs and pricing in the Company's mining operations, the cost and timing of returning Mine No. 5 to operation, changes in customer orders, pricing actions by the Company's competitors, changes in law, the collection of approximately $14 million of receivables associated with a working capital adjustment arising from the sale of a subsidiary in 2003, potential changes in the mortgage-backed capital market, and general changes in economic conditions. Those risks also include the timing of and ability to execute on any strategic action that may be pursued. Risks associated with forward-looking statements are more fully described in the Company's and Mueller's filings with the Securities and Exchange Commission. The Company assumes no duty to update its forward-looking statements as of any future date.

SOURCE  Walter Industries, Inc.
    -0-                             10/03/2005
    /CONTACT: Investors, Joseph J. Troy, Sr. Vice President - Financial Services, +1-813-871-4404, or jtroy@walterind.com, or Media, Michael A. Monahan, Director - Corporate Communications, +1-813-871-4132, or mmonahan@walterind.com, both of Walter Industries/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20020429/FLM010LOGO-c
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com /
    /Web site:  http://www.walterind.com /
    (WLT)